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                                                                      Exhibit 12


                            [JordenBurt Letterhead]

                                Wayne K. Johnson
                                 (202) 965-8142
                              wkj@wdc.jordenusa.com

                                  May 24, 1999


VIA TELECOPIER
--------------

Ronald L. Benedict, Esq.
The Ohio National Life Insurance Co.
One Financial Way
Cincinnati, Ohio 45242

         Re:      ONE Fund Mergers
                  ----------------

Dear Ron:

         This letter summarizes the federal income tax issues presented by the ONE Fund mergers. As we understand the transactions, their proper tax characterization would be as follows:

         (1) The merger(1) of the Global Contrarian Portfolio ("Global") into the International Portfolio ("International") will qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("IRC" or "Code"); and

         (2) The merger of the Tax Free Income Portfolio ("Tax Free") into the Income Portfolio ("Income") WILL NOT qualify as a tax-free reorganization under the Code because the "continuity of business enterprise" requirement under Treas. Reg. Section 1.368-1(d) will not be satisfied. However, the treatment of the merger should not cause the realization of gain or loss to Income or the Income shareholders in addition to that which will result from the pre-merger sale of all of the investments that are held by Tax Free.

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         1 The term "merger" is used for convenience. The proposed transactions would not be true statutory mergers because none of the four entities (i.e., Global, International, Tax Free or Income) is a separate corporation under state law, although IRC Section 851(g)(1) requires that each of the entities be treated as a corporation under federal income tax law. Instead, the transactions would be what are sometimes called "practical mergers" in which the acquiring company transfers its stock to the target company in exchange for the assets of the target. The target then liquidates and distributes acquiring company stock to its shareholders.

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Ronald L. Benedict, Esq.
May 24, 1999
Page 2


         The different conclusions for the two transactions reflects the fact that Global's investment objectives are compatible with International's investment objectives, but Tax Free's investment objectives ARE NOT compatible with Income's investment objectives. After the merger with Global, International will continue to invest in a manner consistent with Global's investment objectives, and will probably not dispose of all Global assets. After the merger with Tax Free, Income WILL NOT invest in a manner consistent with Tax Free's investment objectives, and WILL NOT hold Tax Free's historic business assets.

1.       MERGER OF GLOBAL INTO INTERNATIONAL

         Under IRC Section 368(a)(1)(C), "reorganization" means:

         The acquisition by one corporation, in exchange solely for all or a part of its voting stock (or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation, but in determining whether the exchange is solely for stock the assumption by the acquiring corporation of a liability of the other, or the fact that property acquired is subject to a liability, shall be disregarded.

         We expect to be able to issue an opinion that the merger of Global into International is a reorganization within the meaning of IRC Section 368(a)(1)(C), and that no gain or loss generally will be recognized by Global, International, or by their respective shareholders pursuant to the reorganization.

2.       THE MERGER OF TAX FREE INTO INCOME

         In order to qualify as a tax-free reorganization under IRC Section 368(a)(1), a transaction must comply with Treas. Reg. Section 1.368-1(b), which states that there must be a continuity of the business enterprise. Treas. Reg.
Section 1.368-1(d) provides, in general, that the continuity of business enterprise requirement is satisfied if the acquiring corporation in a corporate reorganization either (a) continues the acquired corporation's historic business or (b) uses a significant portion of the acquired corporation's historic business assets in a business. Section 1.368-1(d) is applicable to a transaction intended to qualify as a tax-free reorganization under IRC Section 368(a)(a)(C). See Treas. Reg. Section 1.368-1(b). Therefore, the acquiring corporation must either (a) continue the acquired corporation's historic business, or (b) continue to use a significant portion of the acquired corporation's historic business assets, for the transaction to qualify under section 368(a)(1)(C).

         The Tax Free/Income transaction cannot meet the asset continuity test since, as part of the plan of reorganization, all of Tax Free's historic assets (i.e., its portfolio of tax-free income



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Ronald L. Benedict, Esq.
May 24, 1999
Page 3

investments) will be sold before the transaction is consummated, and the proceeds reinvested by Income in investments with taxable income. Consequently, the issue is whether Income will continue Tax Free's historic business.

         Treas. Reg. Section 1.368-1(d)(2)(i) provides that the fact that the acquiring corporation is in the same line of business as the acquired corporation tends to establish the requisite continuity, but is not alone sufficient. In Example (1) of Treas. Reg. Section 1.368-1(d)(5), the manufacture of synthetic resins was considered a different line of business from the manufacture of chemicals for the textile industry. In the present situation, although Income and Tax Free are both in the business of making investments, Tax Free's historic business of investing in assets generating tax-free income is not the same line of business as investing in assets that generate taxable income. See Rev. Rul. 87-76, 1987-2 C.B. 84 (although P and T were both in the business of making investments, T's historic business of investing in corporate stocks and bonds is not the same line of business as P's investing in municipal bonds).

         Moreover, as provided in Treas. Reg. Section 1.368-1(d)(2)(iii), "In general, a corporation's historic business is the business it has conducted most recently. However, a corporation's historic business is not one the corporation enters into as part of a plan of reorganization." The business that Income will continue after the reorganization is consummated is not the same as the historic business Tax Free was engaged in prior to the reorganization. Therefore, the merger of Tax Free into Income cannot qualify as a tax-free reorganization under the Code.

         However, even though the merger of Tax Free into Income will not be a tax-free reorganization, this conclusion will have no practical effect. While this merger will be a taxable transaction, it will not actually cause the realization of any gain or loss to Income or Income's shareholders since upon the sale of Tax Free's assets immediately prior to its merger into Income, Tax Free will already have recognized all of the previously unrealized gain (or loss) in the Tax Free portfolio pursuant to IRC Section 1001.(2)

-----------
         2 In Tax Free's short year ending with the date of merger, Tax Free's shareholders (a) will have capital gains (or losses) to the extent they are paid "capital gain dividends" by Tax Free, as defined in IRC Section 852(b)(3)(C), or
(b) will be taxed on Tax Free's undistributed capital gains pursuant to IRC
Section 852(b)(3)(D). Tax Free shareholders will be issued a Form 1099-DIV.



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Ronald L. Benedict, Esq.
May 24, 1999
Page 4

         The acquisition of all of the assets and liabilities of Tax Free in exchange for shares of Income stock followed by the distribution of those shares to Tax Free shareholders in liquidation of Tax Free should also constitute a taxable transaction under IRC Section 1001. However:

         a. Because Tax Free should have no unrecognized gains or losses in the assets it transfers to Income, as any gains and losses should be recognized when Tax Free sells its assets prior to its merger into Income, Tax Free should not recognize any gain or loss on the transfer of its assets and liabilities to Income;

         b. Income should recognize no gain or loss upon receipt of the assets and assumption of the liabilities of Tax Free in exchange for shares of Income. IRC Section 1032;

         c. The tax basis of the shares of Income acquired in exchange for shares of Tax Free should generally be the same as the tax basis of the shares of Tax Free exchanged therefor. IRC
                  Section 1012;

         d. Because the exchange of shares should be a taxable event, the holding period of the shares of Income acquired in exchange for shares of Tax Free should begin with the receipt of the shares of Income and not include any period during which the shares of Tax Free were held. IRC Section 1223; and

         e. Because the exchange of shares should be a taxable event, the holding period of the assets of Tax Free received by Income will begin with the receipt of the assets from Tax Free and not include any period such assets were held by Tax Free. IRC
                  Section 1223.

         We will proceed to reflect the foregoing analysis in the tax disclosure sections of the prospectus for the two proposed reorganizations.

                  Please call me if you have any questions.


                                                     Very truly yours,
                                                     /s/ Wayne K. Johnson
                                                     Wayne K. Johnson

cc:      Marc Collins, Esq.



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Ronald L. Benedict, Esq.
May 24, 1999
Page 5

         Randolph W. Thompson, Esq.
         Gary I. Horowitz, Esq.



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                             [JordenBurt Letterhead]




September 15, 1999




ONE Fund, Inc.
One Financial Way
Cincinnati, Ohio 45201


Dear Ladies and Gentlemen:



              We hereby consent to the inclusion of our letter dated May 24, 1999, regarding certain tax matters and consequences to shareholders, as an exhibit to Pre-Effective Amendment No. 1 to the registration statement on Form N-14 (File No. 333-87021)to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 on or about September 15, 1999.


                          Very truly yours,

                          /s/ Jorden Burt Boros Cicchetti Berenson & Johnson LLP Jorden Burt Boros Cicchetti Berenson & Johnson LLP